Exhibit 2.2

AMENDMENT NO. 1 TO THE STOCK PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO THE STOCK PURCHASE AGREEMENT (the “Amendment”) is entered into on September 30, 2013, by and among Joe’s Jeans Inc., a Delaware corporation (the “Buyer”), and Fireman Capital CPF Hudson Co-Invest LP, a Delaware limited partnership (“Fireman”), and Peter Kim (“Kim”), each in their capacity as Sellers’ Representatives (collectively, the “Sellers’ Representatives”).

W I T N E S S E T H:

WHEREAS, the Buyer, Hudson Clothing Holdings, Inc. (“Hudson”), Fireman, Kim, Paul Cardenas, Tony Chu and certain optionholders of Hudson entered into a Stock Purchase Agreement dated as of July 15, 2013 (the “Agreement”), which among other things, provides for the purchase by the Buyer of all of the outstanding equity interests in Hudson; and

WHEREAS, pursuant to Section 11.7 of the Agreement, the Buyer and the Sellers’ Representatives desire to amend the Agreement as provided in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants, promises and agreements hereinafter set forth, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties to this Amendment, intending to be legally bound, hereby agree as follows:

Section 1.                                           Defined Terms.  Capitalized terms used herein, unless otherwise defined herein, have the meanings ascribed to them in the Agreement.

Section 2.                                           Amendment to Section 1.1.  Section 1.1 of the Agreement is deleted in its entirety and replaced with the following text:

“1.1                         Purchase and Sale.  Subject to the terms and conditions in this Agreement, at the Closing, Buyer shall purchase from Sellers, and Sellers shall sell, assign, transfer and convey to Buyer, all of the Shares, free and clear of any and all Encumbrances, other than restrictions imposed by securities laws applicable to unregistered securities generally and those arising hereunder. In furtherance thereof, at the Closing: (a) Buyer shall (i) pay to Sellers an amount equal to the Estimated Aggregate Closing Consideration, (X) by wire transfer of immediately available funds to the account or accounts specified by Sellers’ Representatives to Buyer at least two (2) Business Days prior to the Closing Date, (Y) by a Buyer Note allocated among Sellers as set forth in Schedule 1.1(a) attached as Exhibit A to this Amendment (the “Purchase Price Allocation Schedule”) and (Z) by a promissory note allocated among Sellers as set forth in the Purchase Price Allocation Schedule, and (ii) pay, or cause to be paid, on behalf of the Company, the outstanding principal and accrued but unpaid interest on the Hudson Notes as of the Closing, by wire transfer of immediately available funds to the accounts designated by the holders of such promissory notes pursuant to the payoff letters delivered in accordance with Section 1.4(a)(v); and (b) Sellers shall deliver, or cause to be delivered, to Buyer all of the Shares, free and clear of any and all Encumbrances, other than restrictions imposed by securities laws applicable to unregistered securities generally and those arising hereunder.”

Section 3.                                           Amendment to Section 1.2(b).  Section 1.2(b) of the Agreement is deleted in its entirety and replaced with the following text:

“At least two (2) Business Days prior to the Closing Date, the Sellers’ Representatives shall deliver to Buyer a statement of the Company’s estimate of the Aggregate Closing Consideration (such amount, the “Estimated Aggregate Closing Consideration”), including the Company’s calculation of each of the components thereof (such statement, the “Estimated Closing Statement”), which estimate shall be prepared by the Company in good faith based upon the books and records of the Company at and prior to the Closing, using methods, practices, principles, policies and procedures consistent with past practices and in accordance with Schedule 1.2(a)(ii).”

Section 4.                                           Amendment to Section 1.2(c).  Section 1.2(c) of the Agreement is deleted in its entirety and replaced with the following text:

“Within forty-five (45) days after the Closing Date, Buyer shall deliver to the Sellers’ Representatives a statement setting forth Buyer’s calculation of the Aggregate Closing Consideration, including its calculation of each of the components thereof (the “Closing Statement”), which shall be prepared by Buyer in good faith based upon the books and records of the Company at and prior to the Closing, using the same methods, practices, principles, policies and procedures, with consistent methodologies, as the Estimated Closing Statement and in accordance with Schedule 1.2(a)(ii).”

Section 5.                                           Amendment to Section 1.4(b)(i).  Section 1.4(b)(i) of the Agreement is deleted in its entirety and replaced with the following text:

“(i)                               an amount equal to the Estimated Aggregate Closing Consideration less the Option Withholding Amount (including delivery of cash by wire transfer of immediately available funds to the account or accounts specified by Sellers’ Representatives, the Buyer Notes and the promissory notes referred to in Section 1.4(b)(viii)) payable to the Sellers in accordance with Section 1.1.”

Section 6.                                           Amendment to Section 1.4(b)(vi).  Section 1.4(b)(vi) of the Agreement is amended by deleting the text “and” that appears after the “;” in such subsection.

Section 7.                                           Amendment to Section 1.4(b)(vii). Section 1.4(b)(vii) of the Agreement is amended by deleting the “.” that appears in such subsection and replacing it with “; and”.

Section 8.                                           Section 1.4(b)(viii).  The following is inserted into the Agreement as a new Section 1.4(b)(viii):

“(viii)                  promissory notes, duly executed by the Buyer, in favor of the Option Sellers, in form and substance reasonably satisfactory to the Sellers’ Representatives.”

Section 9.                                           Amendment to Section 12.1.  The definition of Buyer Note in Section 12.1 of the Agreement is deleted in its entirety and replaced with the following text:

““Buyer Note” means the 6.50% Convertible Notes issued to Fireman and the Fireman Option Sellers (subject to Option Withholding Amounts as hereunder contemplated) and 10.0% Convertible Notes issued to Kim, Chu, Cardenas and the Management Option Sellers, each as set forth on the Purchase Price Allocation Schedule as consideration for their Shares, substantially in the form of Exhibit B to this Amendment; provided, however, that solely for purposes of Section 1.2(h) and Section 9.7, the term Buyer Note shall also include the promissory notes issued to Sellers pursuant to Section 1.1(a)(i)(Z).”

Section 10.                                    Amendment to Section 12.2.  Section 12.2 of the Agreement is amended by deleting the text “Net Working Capital Target” under the column entitled “Term:” and deleting the text “Section 1.2(a)(iii)” under the column entitled “Section:”.

Section 11.                                    Acknowledgment.  The Buyer and the Sellers’ Representatives acknowledge and agree that all references to Schedule 1.2(a)(ii) contained in the Agreement shall be deemed to refer to Schedule 1.2(a)(iii) of the Disclosure Letter.

Section 12.                                    Effect of Amendment.  Except as explicitly amended by the terms of this Amendment, the terms of the Agreement shall remain in effect and are unchanged by this Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed, all as of the day and year first above written.

BUYER:

JOE’S JEANS INC.

By:	\s\ Marc B. Crossman
Name:	Marc B. Crossman
Title:	President & CEO

SELLERS’ REPRESENTATIVES:

FIREMAN CAPITAL CPF HUDSON CO-INVEST LP
By: Fireman Partners CPF GP I LLC, its General Partner
By: Fireman Capital Partners LLC, its Managing Member

By:	\s\ Dan Fireman
Name:	Dan Fireman
Title:	Managing Partner

\s\ Peter Kim
Name: Peter Kim

[Signature Page to Amendment No. 1 to Stock Purchase Agreement]